SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                              (Amendment No. 1)(1)

                              MACROCHEM CORPORATION
                              ---------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    55590310
                                    --------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

                              (Page 1 of 16 Pages)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  2  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Raj Rajaratnam
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 3,632,746 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  3,632,746 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,632,746 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  3  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Management, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 3,632,746 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  3,632,746 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,632,746 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  4  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Management, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 3,632,746 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  3,632,746 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,632,746 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  5  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 497,215 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  497,215 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      497,215 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  6  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 153,415 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  153,415 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      153,415 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  7  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 584,885 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  584,885 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      584,885 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  8  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Healthcare Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 343,800 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  343,800 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      343,800 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page  9  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Healthcare Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 2,550,646 (See Item 4)
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  2,550,646 (See Item 4)
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,550,646 (See Item 4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page 10  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A). NAME OF ISSUER:

            MacroChem Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            110 Hartwell Avenue
            Lexington, MA  02421-3134

ITEM 2(A). NAME OF PERSON FILING:

            Raj Rajaratnam
            Galleon Management, L.L.C.
            Galleon Management, L.P.
            Galleon Advisors, L.L.C.
            Galleon Captains Partners, L.P.
            Galleon Captains Offshore, Ltd.
            Galleon Healthcare Partners, L.P.
            Galleon Healthcare Offshore, Ltd.

            Each of the foregoing, a "Reporting Person."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For Galleon Management, L.P.:
            135 East 57th Street, 16th Floor
            New York, NY 10022

            For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
            135 East 57th Street, 16th Floor
            New York, NY 10022

ITEM 2(C). CITIZENSHIP:

            For Raj Rajaratnam:  United States
            For Galleon Captains Offshore, Ltd.: Bermuda
            For Galleon Healthcare Offshore, Ltd.: Bermuda

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CUSIP NO. 55590310                     13G                Page 11  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

            For each Reporting Person other than Raj Rajaratnam, Galleon Captains Offshore, Ltd., and Galleon Healthcare Offshore, Ltd:
            Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.01 par value

ITEM 2(E). CUSIP NUMBER:

            55590310

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2 (b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4. OWNERSHIP.

            For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management, L.L.C.:

            (a)   Amount Beneficially Owned:

                        3,632,746 shares of Common Stock (includes 235,600 shares of Common Stock issuable upon the exercise of warrants)

            (b)   Percent of Class:

                        9.3% (Based upon 39,062,283 shares of Common Stock outstanding, which number is obtained by adding (i) 38,826,683 (number of shares reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004), (ii) 7,120 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Captains Partners, L.P.), (iii) 28,480 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Captains Offshore, Ltd.), (iv) 23,000 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Healthcare Partners, L.P.), and (v) 177,000 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Healthcare Offshore, Ltd.)).

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              3,632,746

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 3,632,746

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page 12  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

            For Galleon Advisors, L.L.C.:

            (a)   Amount Beneficially Owned:

                        497,215 shares of Common Stock (includes 30,120 shares of Common Stock issuable upon the exercise of warrants)

            (b)   Percent of Class:

                        1.3% (Based upon 38,856,803 shares of Common Stock outstanding, which number is obtained by adding (i) 38,826,683 (number of shares reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004), (ii) 7,120 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Captains Partners, L.P.), and (iii) 23,000 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Healthcare Partners, L.P.)).

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              497,215

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 497,215

            For Galleon Captains Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        153,415 shares of Common Stock (includes 7,120 shares of Common Stock issuable upon the exercise of warrants)

            (b)   Percent of Class:

                        0.4% (Based upon 38,833,803 shares of Common Stock outstanding, which number is obtained by adding (i) 38,826,683 (number of shares reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004), and (ii) 7,120 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Captains Partners, L.P.)).

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              153,415

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 153,415

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page 13  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

            For Galleon Captains Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        584,885 shares of Common Stock (includes 28,480 shares of Common Stock issuable upon the exercise of warrants)

            (b)   Percent of Class:

                        1.5% (Based upon 38,855,163 shares of Common Stock outstanding, which number is obtained by adding (i) 38,826,683 (number of shares reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004), and (ii) 28,480 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Captains Offshore, Ltd.)).

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              584,885

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 584,885

            For Galleon Healthcare Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        343,800 shares of Common Stock (includes 23,000 shares of Common Stock issuable upon the exercise of warrants)

            (b)   Percent of Class:

                        0.9% (Based upon 38,849,683 shares of Common Stock outstanding, which number is obtained by adding (i) 38,826,683 (number of shares reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004), and (ii) 23,000 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Healthcare Partners, L.P.)).

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              343,800

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 343,800

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page 14  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

            For Galleon Healthcare Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        2,550,646 shares of Common Stock (includes 177,000 shares of Common Stock issuable upon the exercise of warrants)

            (b)   Percent of Class:

                        6.5% (Based upon 39,003,683 shares of Common Stock outstanding, which number is obtained by adding (i) 38,826,683 (number of shares reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004), and (ii) 177,000 (number of shares of Common Stock issuable upon the exercise of warrants held by Galleon Healthcare Offshore, Ltd.)).

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              2,550,646

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

            (iv)  Shared power to dispose or to direct the disposition of:
                  2,550,646

Pursuant to the partnership agreements of Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P. Pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd. and Galleon Healthcare Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., and Galleon Healthcare Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

--------------------------------------------------------------------------------
CUSIP NO. 55590310                     13G                Page 15  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 55590310                     13G                Page 16  of  16  Pages
          --------                                             ---     ---
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  /s/ Raj Rajaratnam
                                  ----------------------------------------------
                                  Raj Rajaratnam, for HIMSELF;
                                  For GALLEON MANAGEMENT, L.L.C.,
                                     as its Managing Member;
                                  For GALLEON MANAGEMENT, L.P.,
                                     as the Managing Member of its General
                                     Partner, Galleon Management, L.L.C.;
                                  For GALLEON ADVISORS, L.L.C.,
                                     as its Managing Member;
                                  For GALLEON CAPTAINS PARTNERS, L.P.,
                                     as the Managing Member of its General
                                     Partner, Galleon Advisors, L.L.C.;
                                  For GALLEON CAPTAINS OFFSHORE, LTD.,
                                     as the Managing Member of Galleon
                                     Management, L.L.C., which is the General
                                     Partner of Galleon Management, L.P., which
                                     in turn, is an Authorized Signatory;
                                  For GALLEON HEALTHCARE PARTNERS, L.P.,
                                     as the Managing Member of its General
                                     Partner, Galleon Advisors, L.L.C.;
                                  For GALLEON HEALTHCARE OFFSHORE, LTD.,
                                     as the Managing Member of Galleon
                                     Management, L.L.C., which is the General
                                     Partner of Galleon Management, L.P., which
                                     in turn, is an Authorized Signatory.

Dated: February 14, 2005

                                   EXHIBIT 1
                                   ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                                        /s/ Raj Rajaratnam
                                        ----------------------------------------
                                        Raj Rajaratnam, for HIMSELF;
                                        For GALLEON MANAGEMENT, L.L.C.,
                                           as its Managing Member;
                                        For GALLEON MANAGEMENT, L.P.,
                                           as the Managing Member of its General
                                           Partner, Galleon Management, L.L.C.;
                                        For GALLEON ADVISORS, L.L.C.,
                                           as its Managing Member;
                                        For GALLEON CAPTAINS PARTNERS, L.P.,
                                           as the Managing Member of its General
                                           Partner, Galleon Advisors, L.L.C.;
                                        For GALLEON CAPTAINS OFFSHORE, LTD.,
                                           as the Managing Member of Galleon
                                           Management, L.L.C., which is the
                                           General Partner of Galleon
                                           Management, L.P., which in turn, is
                                           an Authorized Signatory;
                                        For GALLEON HEALTHCARE PARTNERS, L.P.,
                                           as the Managing Member of its General
                                           Partner, Galleon Advisors, L.L.C.;
                                        For GALLEON HEALTHCARE OFFSHORE, LTD.,
                                           as the Managing Member of Galleon
                                           Management, L.L.C., which is the
                                           General Partner of Galleon
                                           Management, L.P., which in turn, is
                                           an Authorized Signatory.

Dated: February 14, 2005